Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	September 27, 2007
No. 1116

Coherent, Inc. Announces Restatement Related to Stock-Based Compensation

Santa Clara, Calif., September 27, 2007—Coherent, Inc. (NASDAQ:COHR) today announced that it expects to restate certain of its previously issued financial statements to correct errors related to accounting for stock-based compensation expense.

As previously announced, a Special Committee was established by Coherent’s Board of Directors to conduct an independent investigation relating to the Company’s historical stock option practices. The Company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  The Special Committee, comprised of three independent members of Coherent’s Board of Directors, retained independent outside counsel and forensic accountants to assist in conducting the investigation. Together with its independent counsel, the Special Committee conducted an extensive review of historical stock option practices including all awards made by the Company between January 1, 1995 and September 30, 2006, (the “Relevant Period”) that included the review of over one million documents and over 30 interviews of current and former employees, directors and advisors.

As a result of the investigation, the Special Committee, with the assistance of independent legal and forensic accounting experts, determined that incorrect measurement dates for a significant number of stock option awards during the Relevant Period were used. Following such determination, the Company’s management worked to determine the impact of the incorrect measurement dates. The Company’s management has substantially completed its assessment of the accounting impacts of the change in measurement dates for stock options granted during the Relevant Period.

On September 26, 2007, the Company’s Audit Committee, after consultation with management, determined that additional charges for stock-based compensation expense will be required and that those charges will be material with respect to certain prior fiscal periods. The Company expects the aggregate pre-tax amount of the additional non-cash compensation through June 2006 to be in the range of $22 million to $28 million. The significant majority of these charges result from changes to the measurement dates of stock options granted prior to the end of fiscal year 2001, with over half of such non-cash compensation arising from stock options granted in the fiscal year 2000. Accordingly, the Company’s Audit Committee concluded that Coherent’s financial statements and any related reports of its independent registered public accounting firm for the fiscal years 1995 through 2005 and the financial statements for the fiscal quarters ended July 1, 2006, April 1, 2006 and December 31, 2005 should no longer be relied upon.  Additionally, the Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. (Please refer to the important disclosures which follow under the heading “Forward-Looking Statements.”)

Coherent intends to file its Form 10-K for the fiscal year ended September 29, 2006 (the “2006 Form 10-K”), which will reflect the restatement of the financial statements for all such periods presented, as well as its quarterly reports on Form 10-Q for the periods ended December 31, 2006, March 30, 2007 and June 30, 2007, as soon as practicable. The audited financial statements in the 2006 Form 10-K will contain restated financial statements and explanatory information as required by the Securities and Exchange Commission.

Any stock-based compensation charges incurred as a result of the restatement will have the effect of decreasing reported income or increasing reported loss from operations, and decreasing reported net income or increasing reported net loss, and decreasing reported retained earnings figures contained in Coherent’s historical financial statements for the periods mentioned above.

The Audit Committee has discussed the above matters with the Company’s independent registered public accounting firm.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to the amount and effect of any stock-based compensation charges. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with the determination and analysis of appropriate accounting and tax treatment of new measurement dates and the resulting expense calculations and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  As noted above, the restatement may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to the Company’s financial statements for the periods in question; the Company’s ability to file required reports with the SEC on a timely basis; the Company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Readers are encouraged to refer to the risk disclosures described in the Company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 Company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000